Exhibit 10.1

[ClubCorp Logo]

March 1, 2011

Dear Eric:

This letter restates the terms of your employment with ClubCorp USA, Inc. (“ClubCorp”), a wholly-owned subsidiary of ClubCorp Club Operations, Inc. (the “Company”), and supersedes any prior offer letter or employment agreement between you and ClubCorp or any predecessor employer relating to your employment with us.

As President and Chief Executive Officer of the Company, you will report directly to the Chairman of the Board of Directors of the Company (the “Board”).

Cash Compensation

You will be paid an annual base salary of $500,000, payable in accordance with our normal payroll practices.  You also will be eligible to earn an annual bonus of up to 100% of your base salary, payable in our discretion, based upon the performance of the Company, and your achievement of individual goals and objectives as set annually by the Board.  Such bonus, if any, will be paid subsequent to each fiscal year end, subject to the issuance of the financial audit for the Company’s prior fiscal year, in accordance with our normal practice of paying bonuses.  You must be in the employ of ClubCorp at the time bonuses are paid to receive any applicable bonus for the preceding fiscal year.

Equity

In connection with the commencement of your employment, you were admitted as a Management Member of Fillmore CCA Investment, LLC (the “Fillmore”) pursuant to the terms of the Fillmore Amended and Restated Limited Liability Agreement, as amended from time to time, and any units which were granted to you at that time will be retained by you, subject to the original terms of grant and all applicable amendments thereto.  In addition, you will be eligible to participate in any further management incentive program implemented for ClubCorp employees.

ClubCorp Health Benefit Plans, Investment Plan and Vacation Time

You will continue to be eligible for health, life, dental, vision, flexible spending accounts and long-term disability benefits commensurate with such benefits provided to other ClubCorp employees in positions comparable to yours, and, in the case of health insurance, subject to required employee contributions, deductibles, exclusions, co-payments, and waiting periods.  Additionally, you will continue to be eligible to participate in our Investment Plan.

You will be entitled to earn four (4) weeks of vacation each year (pro-rated for partial years).  The vacation earned is subject to the policies stated in our employee handbook.

Club Membership

During your employment, you will continue to receive club membership privileges at the local ClubCorp club of your choice, including a waiver of the monthly dues and executive-level Associate Clubs privileges.  This membership is non-transferable.

Additional Acknowledgement and Agreement

This letter is not a contract of employment for any specified period of time. You understand that your employment is at-will, regardless of any oral or written statements to the contrary, and may be terminated at any time for any reason by either you or ClubCorp.

Please sign two copies, retaining one (1) copy for your records and returning the additional copy to me on or before March 31, 2011.  If you have any questions, please do not hesitate to call.

Sincerely,

Ingrid J. Keiser

Ingrid J. Keiser
EVP - People Strategy & General Counsel

Agreed to this 1st day of March, 2011

/s/ Eric Affeldt
Eric Affeldt